February 2025

Pricing Supplement filed pursuant to Rule 424(b)(2) dated February 14, 2025 / Registration Statement No. 333-269296
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.
$6,629,000 Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

The Market-Linked Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your notes on the stated maturity date is based on the performance of the S&P 500® Index as measured from the pricing date to and including the valuation date.

At maturity, if the final index value is greater than the initial index value, the return on your notes will be positive and equal to the product of the leverage factor multiplied by the index percent change, subject to the maximum payment at maturity. If the final index value is equal to or less than the initial index value, you will receive the stated principal amount of your investment, without any positive return on your notes.

The notes are for investors who are willing to forgo interest payments for the potential to earn 100% of any positive return of the index, subject to the maximum payment at maturity, without participating in the negative return of the index.

FINAL TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Principal amount:

$6,629,000 in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount in cash equal to the payment at maturity.

Pricing date:	February 14, 2025
Original issue date:	February 20, 2025
Valuation date:	February 28, 2031, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	March 5, 2031, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final index value is greater than the initial index value, $1,000 + the supplemental payment, subject to the maximum payment at maturity; or
•
if the final index value is equal to or less than the initial index value, $1,000.

Supplemental payment:	$1,000 × leverage factor × the index percent change, provided that in no event will the supplemental payment be less than $0
Leverage factor:	100%
Maximum payment at maturity:	$1,626.50 per note (162.65% of the stated principal amount)
Index percent change:	(final index value - initial index value) / initial index value
Initial index value:	6,114.63, which is the index closing value on the pricing date
Final index value:	the index closing value on the valuation date, subject to adjustment as described in the accompanying general terms supplement
CUSIP / ISIN:	40058GQC8 / US40058GQC86
Listing:	the notes will not be listed on any securities exchange or interdealer quotation system
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Underwriter:	Goldman Sachs & Co. LLC
Estimated value:	approximately $957 per note. See page PS-3 for more information.
Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the principal amount	3.50% ($232,015 in total)*	96.50% ($6,396,985 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $35.00 for each note it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each note as a structuring fee.

Your investment in the notes involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-8. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 17,576 dated February 14, 2025.

The issue price, underwriting discount and net proceeds listed on the cover page relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $957 per $1,000 principal amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $43 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through February 13, 2027, as described below). On and after February 14, 2027, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

With respect to the $43 initial additional amount:

• $8 will decline to zero on a straight-line basis from the time of pricing through February 13, 2027; and

• $35 will decline to zero on a straight-line basis from March 14, 2025 through March 27, 2025.

February 2025

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 42 dated December 18, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 42 to “underlier(s)”, “indices”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “pricing date” and “underlying index publisher”, respectively.

The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

Investment Summary

The Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031 (the “notes”) offer 100% participation in the positive performance of the underlying index, subject to the maximum payment at maturity. The notes provide investors:

•
an opportunity to gain leveraged exposure to any appreciation of the underlying index over the term of the notes, subject to the maximum payment at maturity.
•
the repayment of principal and no exposure to any decline of the underlying index if the notes are held to maturity.

You will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your notes. At maturity, if the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Key Investment Rationale

The notes offer leveraged exposure to a limited range of positive performance of the underlying index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo interest payments and performance above the maximum payment at maturity in exchange for the repayment of principal at maturity plus the potential to receive a supplemental payment based on the performance of the underlying index, subject to the maximum payment at maturity. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the supplemental payment, subject to the maximum payment at maturity. If the underlying index has not appreciated or has depreciated in value, investors will receive the principal amount of their investment. Investors will not receive dividends on the underlying index stocks or any interest payments on the notes. All payments on the notes are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Repayment of principal	The notes offer investors 100% upside exposure to the performance of the underlying index, up to the maximum payment at maturity, while providing for the repayment of principal at maturity.
Upside Scenario

The underlying index increases in value. In this case, you receive a full return of principal as well as the supplemental payment reflecting 100% of the appreciation of the underlying index, subject to the maximum payment at maturity. For example, if the final index value is 2.00% greater than the initial index value, the notes will provide a total return of 2.00% at maturity.

Par Scenario	The underlying index declines or does not appreciate in value. In this case, the notes pay only the stated principal amount of $1,000 at maturity.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying index over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying index stocks.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Leverage factor:	100%
Maximum payment at maturity:	$1,626.50 per note (162.65% of the stated principal amount)
Minimum payment at maturity:	$1,000 per note

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

Market-Linked Notes Payoff Diagram

How it works



Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus a supplemental payment reflecting 100% of the appreciation of the underlying index from the pricing date to the valuation date of the notes, subject to the maximum payment at maturity. Under the terms of the notes, investors will realize the maximum payment at maturity at a final index value of 162.65% of the initial index value.

If the underlying index appreciates 2.00%, investors will receive a 2.00% return, or $1,020 per note reflecting the $1,000 principal amount and $20.00 supplemental payment.
If the underlying index appreciates 250.00%, investors will receive only the maximum payment at maturity of $1,626.50 per note, or 162.65% of the stated principal amount.


Par Scenario. If the final index value is equal to or less than the initial index value, investors will receive the $1,000 stated principal amount per note.

If the underlying index depreciates 30.00%, the investor would receive $1,000 per note.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered notes on the stated maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	162.650%
190.000%	162.650%
175.000%	162.650%
170.000%	162.650%
162.650%	162.650%
120.000%	120.000%
110.000%	110.000%
100.000%	100.000%
75.000%	100.000%
50.000%	100.000%
30.000%	100.000%
25.000%	100.000%
0.000%	100.000%

As shown in the table above:

•
If the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your notes at maturity would be 100.000% of the stated principal amount of your notes. As a result, if you purchased your notes on the original issue date at the stated principal amount and held them to the stated maturity date, you would receive no return on your investment.
•
If the final index value were determined to be 200.000% of the initial index value, the payment at maturity that we would deliver on your notes at maturity would be limited to the maximum payment at maturity, or 162.650% of each $1,000 principal amount of your notes. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final index value over 162.650% of the initial index value.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 42 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 42 and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the payment at maturity payable for your notes on the stated maturity date exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Receive Only the Stated Principal Amount of Your Notes at Maturity

If the index percent change is zero or negative on the valuation date, the payment at maturity will be limited to the stated principal amount.

Even if the amount paid on your notes at maturity exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlying index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlying index over the life of your notes will be limited because of the maximum payment at maturity. The maximum payment at maturity will limit the payment at maturity you may receive for each of your notes, no matter how much the value of the underlying index may rise over the life of your notes. Because the payment at maturity will be limited to 162.65% of the stated principal amount per note, any increase in the final index value over the initial index value by more than 62.65% of the initial index value will not further increase the return on the notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlying index.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Additional Risk Factors Specific to the Notes —Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

The Amount Payable on Your Notes Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your notes may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your notes may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the value of the underlying index;
•
the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;
•
the dividend rates of the underlying index stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the principal amount of your notes or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered notes or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Investing in the Notes Is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your notes is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at stated principal amount. If you purchase your notes at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as note holders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the underlying stocks or other similar securities, which may adversely impact the market for or value of your notes.

Risks Related to Tax

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

The Underlying Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — S&P 500® Index” on page S-124 of the accompanying underlier supplement no. 42.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

Historical Index Closing Values

The index closing values have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical index closing values as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in you receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered notes, you should consult publicly available information to determine the relevant index closing values between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying index. The actual performance of the underlying index over the life of the offered notes, as well as the payment at maturity, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the underlying index for each of the four calendar quarters in 2020, 2021, 2022, 2023 and 2024 and the first calendar quarter of 2025 (through February 14, 2025). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the S&P 500® Index

	High	Low	Period End
2020
Quarter ended March 31	3,386.15	2,237.40	2,584.59
Quarter ended June 30	3,232.39	2,470.50	3,100.29
Quarter ended September 30	3,580.84	3,115.86	3,363.00
Quarter ended December 31	3,756.07	3,269.96	3,756.07
2021
Quarter ended March 31	3,974.54	3,700.65	3,972.89
Quarter ended June 30	4,297.50	4,019.87	4,297.50
Quarter ended September 30	4,536.95	4,258.49	4,307.54
Quarter ended December 31	4,793.06	4,300.46	4,766.18
2022
Quarter ended March 31	4,796.56	4,170.70	4,530.41
Quarter ended June 30	4,582.64	3,666.77	3,785.38
Quarter ended September 30	4,305.20	3,585.62	3,585.62
Quarter ended December 31	4,080.11	3,577.03	3,839.50
2023
Quarter ended March 31	4,179.76	3,808.10	4,109.31
Quarter ended June 30	4,450.38	4,055.99	4,450.38
Quarter ended September 30	4,588.96	4,273.53	4,288.05
Quarter ended December 31	4,783.35	4,117.37	4,769.83
2024
Quarter ended March 31	5,254.35	4,688.68	5,254.35
Quarter ended June 30	5,487.03	4,967.23	5,460.48
Quarter ended September 30	5,762.48	5,186.33	5,762.48
Quarter ended December 31	6,090.27	5,695.94	5,881.63
2025
Quarter ending March 31 (through February 14, 2025)	6,118.71	5,827.04	6,114.63

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

The graph below shows the daily historical index closing values from January 1, 2020 through February 14, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a regulated investment company;
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a life insurance company;
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a tax-exempt organization;
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a partnership;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a person that owns the notes as a hedge or that is hedged against interest rate risks;
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a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

(the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to 5.13% per annum, compounded semi-annually with a projected payment at maturity of $1,363.52 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
February 20, 2025 through December 31, 2025	$45.26	$45.26
January 1, 2026 through December 31, 2026	$55.07	$100.33
January 1, 2027 through December 31, 2027	$57.98	$158.31
January 1, 2028 through December 31, 2028	$61.20	$219.51
January 1, 2029 through December 31, 2029	$64.25	$283.76
January 1, 2030 through December 31, 2030	$67.64	$351.40
January 1, 2031 through March 5, 2031	$12.12	$363.52

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $35.00 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on February 20, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

February 2025

GS Finance Corp. Market-Linked Notes Based on the Value of the S&P 500® Index due March 5, 2031

Validity of the Notes and Guarantee

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

February 2025